Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE ISSUANCE
Molecular Insight Pharmaceuticals, Inc. Prices
$150 Million Bond Financing
Cambridge, MA, Nov. 9, 2007 — Molecular Insight Pharmaceuticals (NASDAQ: MIPI), a biopharmaceutical company specializing in the emerging field of molecular medicine, today announced that it has priced $150 million in bonds due in 2012 with a syndicate of institutional investors. In connection with the transaction, Molecular Insight will issue warrants for the purchase of an aggregate of 6,021,247 shares of common stock. These warrants represent 18 percent dilution of common shares on a fully diluted, post-money basis.
“We anticipate that the proceeds from this significant financing should provide us sufficient capital to fund the company through our first product launch, including expenses related to continued clinical progress on our robust pipeline of molecular imaging and targeted molecular radiotherapeutic candidates,” said David S. Barlow, Chairman and CEO of Molecular Insight. “Molecular Insight’s pipeline includes lead clinical stage candidates AzedraTM and OnaltaTM for the treatment of neuroendocrine cancer and molecular imaging pharmaceutical candidate ZemivaTM for the timely detection of cardiac ischemia in the emergency department setting. In addition, we expect to initiate clinical development of TrofexTM for the detection of metastatic prostate cancer and SolazedTM for the treatment of malignant melanoma by mid-2008.”
“In evaluating several financing options relative to our business needs and market conditions, we concluded that this transaction was ideally suited to provide the capital necessary to fund our product development plans while minimizing dilution to our current shareholders,” said Donald E. Wallroth, CFO of Molecular Insight.
The bonds have a five-year maturity date and bear a coupon equivalent to the LIBOR (London Bank Inter-Bank Offer Rate) plus eight percent, as determined on a quarterly basis. The warrants have an exercise price of $5.87, equivalent to the closing bid price of Molecular Insight common stock as of the close of trading on November 8, 2007. The bonds are redeemable by Molecular Insight, at its option, beginning November 16, 2008.
As previously announced on November 5, 2007, Molecular Insight will hold a conference call on Monday, November 12, 2007 at 10:00 AM Eastern Time. During the call, senior management of Molecular Insight will review the company’s financial results, this transaction and provide an update on its clinical development programs.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent and effective registration statement covering such securities or an applicable exemption from such registration requirements.
Conference Call Details
 To access the live call on November 12, 2007 at 10:00 AM Eastern Time, dial (866) 831-6234 or (617) 213-8854 (for international participants) at least five minutes prior to the start of the call. The participant pass code is 69227436. For one week following the call, an audio replay can be accessed by dialing (888) 286-8010 or (617) 801-6888 (for international callers) and using the pass code 20445723.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative and molecular radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead molecular radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about our anticipated use of the financing proceeds, statements about AzedraTM, OnaltaTM, ZemivaTM and any other statements relating to product candidates, product development programs, or the clinical trial process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
#      #      #